EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

Onfolio Holdings Inc.

We hereby consent to the incorporation by reference in the registration statement of Onfolio Holdings Inc. on Form S-1 of our report dated April 15, 2025 (such report including an explanatory paragraph regarding Onfolio Holdings Inc.’s ability to continue as a going concern) with respect to the audited financial statements of Onfolio Holdings Inc. for the years ended December 31, 2024 and 2023.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Astra Audit & Advisory, LLC

Astra Audit & Advisory, LLC

Tampa, FL

January 28, 2026